Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH ACQUIRES 20-STORY CLASS A OFFICE IN SAN FRANCISCO CBD

SAN MATEO, CALIFORNIA, August 11, 2005 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) announced the continued focusing of its portfolio in its top five markets with the acquisition of 33 New Montgomery a 20-story, Class “A” office tower located in the San Francisco Financial District. The building, totaling 241,794 rentable square feet, is located at the corner of Market and New Montgomery streets directly above the Montgomery Street BART Station offering exceptional access to San Francisco’s multi-modal transportation system. The building is also located within two blocks of the Transbay Terminal. Additionally the property is located within ½ mile of Interstate 80 and Highway 101 offering commuters access to the East Bay, Oakland and the Peninsula. The purchase price was $75 million or $310/SF.

Constructed in 1986, the property’s highly efficient “L” shaped floor plates provide up to 12 corner offices per floor with panoramic bay and city views. The average floor size in the building is approximately 12,500 square feet which can accommodate either single or multi-tenant users. The building has ground level retail space offering tenants on site amenities including full service banking, ATMs and two food establishments. The property’s prominent location provides outstanding access to a wealth of amenities, including the Moscone Convention Center, San Francisco Shopping Center, Union Square, the Sheraton Palace Hotel, Crocker Galleria Mall, and many other government, retail, cultural, and recreational amenities.

The property’s distinguishing design feature is a 45 foot high signature clock tower situated at the top of the building. 33 New Montgomery has a two-story granite and marble lobby and the building features state-of the-art building systems. The property is 92% leased to a diversified roster of 31 tenants with no single tenant leasing more than 10% of the net rentable area (the average tenant size is 7,000 SF). Historically, the property has consistently outperformed the submarket’s occupancy level. The tenant base consists primarily of prominent professional service oriented companies in the insurance, government, finance and legal sectors.

Andrew Batinovich, President and CEO commented, “33 New Montgomery is a well located, pedestrian friendly, mass transit oriented property located in San Francisco’s Financial District. Historically well leased, the acquisition presents the opportunity to acquire a Class A office building on Market Street at a significant discount to replacement cost”.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 57 properties encompassing approximately 10 million square feet as of June 30, 2005.

#  #  #

400 South El Camino Real ■ San Mateo, California 94402-1708

www.glenborough.com